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                                                                 Exhibit 3.46.1

                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                 PALM BEACH MOTEL ENTERPRISES, INC. (AS AMENDED)

         Pursuant to Sections 607.1006 and 607.1007 of the Florida General Corporation Act (the "Act"), PALM BEACH MOTEL ENTERPRISES, INC. a Florida corporation (the "Corporation"), hereby executes and submits for filing with the Department of State, State of Florida, these Second Amended and Restated Articles of Incorporation (the "Amended Articles"), to read as follows:

                                    ARTICLE I

          The name of the Corporation is PALM BEACH MOTEL ENTERPRISES,
INC.

                                   ARTICLE II

         (a) The purpose for which the Corporation is organized is limited to acting as a general partner of Servico Centre Associates, Ltd., a Florida limited partnership (the "Partnership"), which shall include: (i) owning and holding partnership interests in the Partnership pursuant to the terms and conditions of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as may be amended from time to time (the "Partnership Agreement"); (ii) operating, using and managing, as general partner of the Partnership, that certain real property owned by the Partnership commonly known as Omni Hotel West Palm Beach, 1601 Belvedere Road, West Palm Beach, Florida 33406 (the "Property"); (iii) entering into and performing its obligations on its own behalf and on behalf of the Partnership under the credit agreement, among Lodgian Financing Corp., as borrower, Lodgian, Inc., its parent, Impac Hotel Group, LLC, Servico, Inc. and other affiliated entities, as affiliate guarantors, the initial lenders and initial issuing bank named therein, the collateral agent, the administrative agent, Morgan Stanley Senior Funding, Inc., as co-lead arranger, joint-book manager and syndication agent and Lehman Brothers, as co-lead arranger, joint-book manager and documentation agent relating to the financing or refinancing of the Property (the "Loan Agreement") which provides the lender thereunder with a first priority lien on the Property, any promissory-note evidencing indebtedness incurred pursuant to the Loan Agreement, any mortgage securing such indebtedness and encumbering the Property (the "Mortgage") and any other documents securing such indebtedness and any related collateral documents, each as amended (or pursuant to a consent obtained in accordance with the terms thereof) (collectively, the "Loan Documents"); (iv) entering into and performing its obligations on its own behalf and on behalf of the Partnership under the Indenture (the "Indenture"), among Lodgian Financing Corp, as issuer,
Lodgian, Inc., the Subsidiary Guarantors defined therein and Bankers Trust Company, as trustee, relating to the issuance of the 12 1/4% Senior Subordinated Notes due 2009 and the Guarantee in favor of the holders of the Notes; and (v) transacting any and all lawful business that is incident and necessary or appropriate to the ownership of a partnership interest in the Partnership and to the management

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of the Property for which a corporation may be incorporated under the laws of the State of Florida.


         (b) Notwithstanding any other provision of these Amended Articles and any provision of law that otherwise so empowers the Corporation, until such time as the Property is released from the lien of the Mortgage, the Corporation shall not, without the unanimous affirmative vote of the members of its Board of Directors, (i) withdraw as general partner from the Partnership; or (ii) file, or cause the Partnership to file a voluntary petition or otherwise initiate, or consent to, or cause the Partnership to initiate or consent to, proceedings for the Corporation or the Partnership to be adjudicated insolvent or seeking an order for relief as a debtor under the United States Bankruptcy Code, as amended (11 U.S.C. Sections 101 ET seq.); or (iii) file, or cause the Partnership to file, any petition, or consent or to cause the Partnership to consent to any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors; or (iv) seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, or liquidator (or other similar official) of the Corporation or the Partnership or of all or any substantial part of the properties and assets of the Corporation or the Partnership; or (v) make, or cause the Partnership to make, any general assignment for the benefit of creditors; or (vi) admit in writing or cause the Partnership to admit in writing, its inability to pay its debts generally as they become due; or
(viii) declare or effect, or cause the Partnership to declare or effect, a moratorium on its debt or take any corporate action, or cause the Partnership to take any partnership action, in furtherance of any such action.

         (c) The Board of Directors of the Corporation shall, at all times until the Property is released from the lien of the Mortgage, include an independent director (the "Independent Director"). The Independent Director shall be a person who is not at the time of appointment and who has not at any time during the prior five years been and who is not while serving as the Independent Director (i) a director, stockholder, officer or employee of the Corporation, the Partnership or any affiliates thereof, other than with respect to such person's service as an Independent Director of the Corporation and such person's service in similar "Independent Director" positions for affiliates of the Corporation; (ii) a creditor, customer, supplier, independent contractor, manager or any other person who derives more than 10% of its gross revenues from its activities with the Corporation, the Partnership or any affiliates thereof;
(iii) a person controlling any such stockholder, creditor, customer, supplier, independent contractor, manager or other person; (iv) the legal or beneficial owner, at any time while serving as director of the Corporation, of any beneficial interest in the Corporation or the Partnership; or (v) a member of the immediate family of any such stockholder, officer, employee, creditor, customer, supplier, director, independent contractor, manager or any other person of the Corporation or the Partnership. As used herein, the term "affiliate" means any person controlling, under common control wit, or controlled by the person in question, and the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contact or otherwise. In the event of the death, incapacity, or resignation of an Independent Director, or the vacancy of the Independent Director's seat on the Corporation's Board of Directors for any reason, a successor Independent Director shall be appointed by the remaining directors.

                                      -2-

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         (d) Except as otherwise permitted by the Loan Documents, so long as the
Property is subject to the lien of the Mortgage, the Corporation shall, and shall cause the Partnership to, (i) observe all corporate formalities, including the maintenance of current minute books; (ii) maintain its own separate and distinct books of account and corporate records from any other person or entity;
(iii) cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Corporation or Partnership, as applicable, and its assets and liabilities from any other person or entity; (iv) pay all its liabilities out of its own funds; (v) in all dealings, identify itself, and conduct its own business and hold itself out under its own name and as a separate and distinct entity and correct any misunderstandings regarding its status as a separate entity; (vi) independently make decisions with respect to its business and daily operations;
(vii) maintain an arm's length relationship with its affiliates; (viii) pay the salaries of its employees and maintain a sufficient number of employees in light of its contemplated business operations; (ix) allocate fairly and reasonably any overhead for shared office space; and (x) use separate stationery, invoices and checks.

         (e) Except as otherwise permitted by the Loan Documents, so long as the Property is subject to the lien of the Mortgage, the Corporation shall not, and shall not permit the Partnership to, (i) commingle its assets with those of, or pledge its assets for the benefit of, any other person or entity; (ii) assume, guarantee or become obligated, or hold out its credit as being available to satisfy, the liabilities or obligations of any other person or entity; (iii) reduce its capital below an amount which is adequate in light of its contemplated business operations; (iv) acquire obligations or securities of, or make loans or advances to, any affiliate; (v) incur or assume any indebtedness other than (A) the indebtedness underlying the Loan Agreement (B) the indebtedness underlying the Indenture, and (C) liabilities (including, but not limited to, trade payables) arising in the ordinary course of the Corporation's business relating to the acquisition, ownership, operation, lease, use or management of the Property; (vi) amend, alter, change or repeal any provision of
Article II and the last sentence of Article VII of these Amended Articles; (vii) engage in any dissolution or liquidation, in whole or in part, consolidation or merger with or into any other entity or conveyance, sale or transfer of its properties and assets substantially as an entirety to any entity, or cause the Partnership to dissolve, wind up or liquidate, in whole or in part, or cause the Partnership to consolidate or merge with or into any other entity, or cause the Partnership to convey, sell or transfer of its properties and assets substantially as an entirety to any entity; or (viii) engage in any business or activity other than as set forth in these Amended Articles, or cause the Partnership to engage in any business or activity other than as set forth in these Partnership Agreement. Notwithstanding anything contained herein to the contrary, nothing herein shall be deemed to prohibit or otherwise limit any dividends or other distributions from the Corporation to its shareholders or distributions from the Partnership to its partners, as applicable.

                                   ARTICLE III

         The total number of shares of stock which may be issued by the Corporation is Sixty (60) shares of Common Stock, each of which to be without par value.

                                      -3-

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                                   ARTICLE IV

                  The Corporation is to have perpetual existence.

                                   ARTICLE V

         The post office address of the registered office of the Corporation shall be c/o CT Corporation System, 1200 South Pine Island Road, Suite 250, City of Plantation, Florida 33324, and the name of the registered agent of the Corporation at that address is CT Corporation System.

                                   ARTICLE VI

         The number of directors of the Corporation shall be at least One (1), which may be changed in accordance with the Bylaws of the Corporation.

                                   ARTICLE VII

         The Corporation shall indemnify any officer or director, or any former officer or director of the Corporation, to the fullest extent permitted by law. The foregoing right of indemnification shall not be exclusive of any other rights to which any director, officer, employee or agent may be entitled as a matter of law or which he may be lawfully granted. The Corporation's obligation to indemnify its officers and directors pursuant to this Article shall be subordinate in all respects to the obligations of the Corporation arising out of the Loan Documents and shall not constitute a claim against the Corporation to the extent that the Corporation is unable to pay any amounts it is obligated to pay under the Loan Documents.



         The foregoing Second Amended and Restated Articles of Incorporation were duly adopted and approved by the sole shareholder and the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting, pursuant to Sections 607.0704 and 607.0821 of the Florida General Corporation Act, as of July 23, 1999. The number of votes cast was sufficient for approval.

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         IN WITNESS WHEREOF, the undersigned has executed these Second Amended and Restated Articles of Incorporation this 23rd day of July, 1999.


                                         PALM BEACH MOTEL ENTERPRISES, INC.



                                         By:/s/ THOMAS S. GRYBOSKI
                                            ------------------------------------
                                            Name: Thomas S. Gryboski
                                            Title: Assistant Secretary